Exhibit 99.1

ALLIANCE DATA LAUNCHES NEW PRIVATE LABEL CREDIT PROGRAMS FOR SALLY
BEAUTY HOLDINGS, DRIVING CUSTOMER LOYALTY AND SALES FOR LARGEST U.S.
DISTRIBUTOR OF PROFESSIONAL BEAUTY SUPPLIES

New credit programs for consumers and salon professionals provide enhanced digital customer experience

COLUMBUS, Ohio, August 31, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing, loyalty and payment solutions, today announced its Card Services business, a premier provider of branded private label, co-brand and commercial card programs, has launched two new private label credit programs with Sally Beauty Holdings, Inc. (NYSE: SBH), the largest distributor of professional beauty supplies in the U.S., with revenues of approximately $3.9 billion annually. Under the terms of the multi-year agreement, Alliance Data is providing private label card services for the company’s two business units, Sally Beauty Supply, which sells to both retail consumers and salon professionals, and Beauty Systems Group, whose Cosmo Prof stores sells exclusively to professional stylists and salons.

The card programs will offer enhanced benefits to cardmembers by accelerating the earning of rewards and other exclusive benefits that complement the existing Sally Beauty Rewards program. Cosmo Prof customers will benefit from special savings when they use their card and additional purchasing power that supports their salon business.

To support Cosmo Prof’s unique business model, Alliance Data is providing its patented Frictionless Mobile CreditSM technology giving customers the ability to apply for credit directly from their mobile devices. With just a few entries, the application process stays in the hands of the customer, providing additional safety and security.

“The products and capabilities that Alliance Data provides, coupled with its extensive experience in multi-channel credit marketing, made them a clear choice for a branded credit partner,” said Chris Brickman, president and chief executive officer, Sally Beauty Holdings. “By offering a unique credit program for both consumers and salon professionals, we now have the right credit tools to align with the preferences of our diverse customer base and continue our digital transformation.”

“Sally Beauty and Cosmo Prof have done a terrific job meeting their customers where they are by delivering a seamless brand and shopping experience across channels,” said Val Greer, chief commercial officer, Alliance Data. “We are excited to leverage our robust tools to support these winning beauty brands in their digital journey by providing secure card programs that help drive sales and customer engagement.”

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.

Alliance Data’s Card Services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

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About Sally Beauty Holdings, Inc.
Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,062 stores, including 158 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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Contacts:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Sally Beauty Holdings
Jeff Harkins – Investor Relations
940-297-3877

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